Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 9) of our report dated June 29, 2023, except for “Oil and gas properties, full cost method” and “Unevaluated wells in progress” in Note 4 as to which the date is August 22, 2023, with respect to the audited consolidated financial statements of White River Energy Corp. for the year ended March 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 6, 2023